UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2011

REGIS CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	1-12725	41-0749934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

7201 Metro Boulevard
Minneapolis, MN 55439
(Address of principal executive offices and zip code)

(952) 947-7777
(Registrant’s telephone number, including area code)

(Not applicable)

(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Regis Corporation
Current Report on Form 8-K

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 26, 2011, the Compensation Committee of the Board of Directors reached an agreement in principle with Mr. Gordon Nelson regarding a post-employment consulting arrangement between the Company and Mr. Nelson following his termination of employment with the Company, as provided for under Section 15 of Mr. Nelson’s current Employment Agreement with the Company (incorporated by reference to Exhibit 10(d) of the Company’s Quarterly Report on Form 10-Q filed February 9, 2009). This agreement was reached in connection with Mr. Nelson communicating his intention, on April 26, 2011, that he will retire from his employment with the Company on June 30, 2012 (or an earlier date as agreed to between Mr. Nelson and the Company). The basic terms of the post-employment consulting agreement are summarized below and will be documented in an amendment to Mr. Nelson’s employment agreement, as approved by the Compensation Committee.

Summary of Material Changes to Employment Agreement between the Company and Gordon Nelson

Post-Employment Consulting. Mr. Nelson will remain as a consultant after his termination of employment with the Company.

•  Consulting Period. Thirty-six (36) month period following the termination of his employment with the Company.

•  Duties. To provide advice and assistance with regard to the Company’s training and education programs.

•  Compensation. An annual fee of $250,000 paid monthly during the consulting period for so long as he provides consulting services to the Company. In addition to the consulting fee, provided that Mr. Nelson remains employed with the Company through June 30, 2012 (or through such earlier date as agreed to between Mr. Nelson and the Company), he will become 100% vested in his unvested restricted stock awards on his separation date. Assuming a separation date of June 30, 2012, the value of these awards as of May 1, 2011 is approximately $229,600.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

Dated: May 2, 2011	By:	/s/ Eric Bakken
Name: Eric Bakken, Title: Secretary